Exhibit 99.1

Acorn Energy Third Quarter Revenue up 40% to $6.5 Million

Gross profit Increases 219% for the quarter; 192% for the nine month period

MONTCHANIN, Del., November 12, 2009 --Acorn Energy Inc. (Nasdaq: ACFN) an energy technology holding company, today announced results for the third quarter ended September 30, 2009. Below are the highlights from the three month and nine month periods:

Q3 2009 Highlights

•	Revenues increased by 40% to $6.5 million

•	Gross profit increased by 219% to $2.9 million

•	CoaLogix’ revenues increased by 53% to $2.8 million

•	CoaLogix’ gross profit increased by $0.9 million

Nine Month Highlights

•	Revenue increased 81% to $22.7 million

•	Gross Profit increased by 192% to $9.7 million

•	CoaLogix’ revenues increased 134% to $12.8 million

•	CoaLogix’ gross profit increased 380% or $3.3 million

"All of our innovative companies continue to show solid progress in broadening their reach and growing their businesses by providing pragmatic technological solutions that bring efficiencies to the aging and often neglected core energy infrastructure.” said John Moore, CEO of Acorn Energy.

Q3 Financial Review

Revenues for the 2009 third quarter reflected an increase of $1.8 million over the third quarter of 2008. The increase in sales was attributable primarily to CoaLogix’ increase in sales of $1.0 million from $1.8 million in 2008 to $2.8 million in 2009 combined with the increase in Coreworx’ third quarter  sales of $0.6 million as well as a $0.2 million increase in DSIT sales.

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Gross profit in the third quarter of 2009 increased by $2.0 million or 219% as compared to the third quarter of 2008. The increase in gross profit was attributable to the inclusion of Coreworx’ gross profit in the third quarter of 2009 of $1.2 million compared to the gross profit of $0.5 million recorded for Coreworx following our acquisition in August 2008 and increased gross profit at CoaLogix of $0.9 million, an increase of 398%, and $0.3 million at DSIT, an increase of 55%. Gross margins for CoaLogix increased to 25% in the third quarter of 2009 from a negative gross profit of 13% in the third quarter of 2008. Gross margin in DSIT increased from 31% in the third quarter of 2008 to 43% in the third quarter of 2009 due to higher margin projects worked on in 2009 in DSIT’s Naval and RT Solutions segment.

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Selling, general and administrative expenses ("SG&A") in the third quarter of 2009 increased by $1.2 million as compared to the third quarter of 2008. A portion of the increase was attributable to the inclusion in 2009 of Coreworx' SG&A costs of $1.6 million compared to the $0.4 million recorded in 2008 with respect to the period following our acquisition in August 2008. CoaLogix' SG&A costs in the third quarter of 2009 increased by $0.4 million as compared to the third quarter of 2008, reflecting increased overhead costs resulting from the company's growth and legal fees associated with the EES and Evonik lawsuits. DSIT's SG&A costs were relatively unchanged. Corporate general and administrative costs decreased by $0.4 million reflecting the effects of the Company's efforts to reduce overhead costs.

On November 4, 2009 Acorn announced that it intends to purchase the 69% of equity in Gridsense that it currently does not own. This is a timely development since Gridsense will now have the capital to  implement forthcoming contracts stimulated by grants announced by the U.S. government to utilities for the adoption of technologies to bring efficiencies into the national grid. A total government grant and utility commitments of $8 billion must be spent by March 2011. Gridsense produces the most cost effective remote two way communication device for monitoring the health of power lines and transformers, the largest and oldest systems in a utility’s network. Currently, millions of miles of lines and hundreds of thousands of transformers are inspected physically. They have out-lived their expected 40 year lives and are an accident waiting to happen.

CoaLogix is regenerating SCR catalyst used in coal-fired electric plants to reduce NOx and other pollutants, and such catalysts generally lose effectiveness after three years of constant use. CoaLogix can regenerate a catalyst for 60% of the cost of a new one. Within three or four years when the market reaches equilibrium, the total addressable market is expected to be between $200 million and $300 million annually.  CoaLogix has a dominant 85% share of the market and is growing rapidly (about 100% a year) and running near capacity. New leased facilities will increase capacity by next summer, and enable CoaLogix to meet increased demand.

DSIT is showing modestly increasing sales and significantly increasing profits as it moves from development contracts to commercial product sales.  It is a world leader in underwater security for energy installations, of which there are over 3,000 around the world. Also, the Nuclear Regulatory Commission  has recently ordered all of the 104 nuclear facilities to protect the water intake systems .

Coreworx provides integrated product execution and information control solutions for mega capital projects in the oil & gas, power and mining sectors.  The Coreworx solution is a proven web-based enterprise software system that enables engineering and construction contractors and owner/operators to automate construction management.  Coreworx services a portfolio of projects valued at over $500 billion across more than 50 countries, on more than 400 capital projects with nearly 70,000 users.

Investor Conference Call – Thursday, November 12th at 4:15 pm Eastern Time

The Company will host an investor call today, November 12th at 4:15pm ET to discuss its third quarter 2009 results and developments. To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required).  The call will also be broadcast live on the Internet at www.acornenergy.com.

If you are unable to participate in the live call, a digital replay of the call will be available from Thursday, November 12, 2009 at 6:00 PM through 9:00 AM on November 27, 2009 by dialing (877) 344-7529 or (412) 317-0088 and entering account # 435680.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and Gridsense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that CoaLogix, DSIT, Coreworx or Gridsense will continue to grow their respective businesses. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

--Financial Tables to Follow--

Investor Contact:
Paul Henning
Cameron Associates
(212) 245-8800
Paul@cameronassoc.com

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

ASSETS	As of December 31, 2008	As of September 30, 2009
		(unaudited)
Current assets:
Cash and cash equivalents	$15,142	$12,018
Restricted deposit	2,157	970
Accounts receivable, net	4,524	4,606
Unbilled work-in-process	581	1,728
Inventory	1,148	2,493
Other current assets	2,080	2,071
Total current assets	25,632	23,886
Property and equipment, net	2,447	2,901
Available for sale - Investment in Comverge	2,462	--
Investment in GridSense	129	--
Investment in EnerTech	1,117	2,037
Funds in respect of employee termination benefits	1,677	1,863
Restricted deposit	579	--
Other intangible assets, net	10,357	10,085
Goodwill	6,342	6,637
Other assets	313	355
Total assets	51,055	47,764
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	445	820
Notes payable	3,400	--
Trade accounts payable	2,285	2,391
Accrued payroll, payroll taxes and social benefits	1,314	1,319
Other current liabilities	4,350	3,196
Total current liabilities	11,794	7,726
Long-term liabilities:
Liability for employee termination benefits	2,651	2,892
Other liabilities	487	581
Total long-term liabilities	3,138	3,473
Equity:
Acorn Energy Inc. Common stock - $0.01 par value per share:
Authorized – 20,000,000 shares; Issued –12,454,528 at December 31, 2008 and 12,485,086 at September 30, 2009	124	124
Additional paid-in capital	54,735	56,460
Warrants	1,020	978
Accumulated deficit	(17,587)	(19,531)
Treasury stock, at cost – 841,286 and 1,275,081 shares for December 31, 2008 and	(3,719)	(4,827)
September 30, 2009, respectively
Accumulated other comprehensive loss	(425)	(208)
Total Acorn Energy Inc. shareholders’ equity	34,148	32,996
Non-controlling interests	1,975	3,569
Total equity	36,123	36,565
Total liabilities and equity	$51,055	$47,764

ACORN ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2008	2009	2008	2009
Sales
Catalytic regeneration services	$5,441	$12,761	$1,840	$2,824
Projects	5,959	6,156	1,918	2,154
Software license and services	767	3,487	767	1,385
Other	363	317	103	100
	12,530	22,721	4,628	6,463
Cost of sales
Catalytic regeneration services	4,573	8,592	2,075	2,126
Projects	4,091	3,566	1,314	1,215
Software license and services	257	599	257	183
Other	282	234	85	78
	9,203	12,991	3,731	3,602
Gross profit	3,327	9,730	897	2,861
Operating expenses:
Research and development expenses, net of SRED credits of $1,016 in the nine months ended September 30, 2009	510	76	402	424
Acquired in-process research and development	551	--	551	--
Impairments	3,000	80	2,454	--
Selling, general and administrative expenses	8,094	13,292	3,401	4,565
Total operating expenses	12,155	13,448	6,808	4,989
Operating loss	(8,828)	(3,718)	(5,911)	(2,128)
Gain on early redemption of convertible debentures	1,259	--	--	--
Finance income (expense), net	(2,950)	213	(50)	297
Gain on sale of Comverge shares	8,861	1,403	3,079	176
Gain on outside investment in Company’s equity investments, net	7	--	7	--
Loss before taxes on income	(1,651)	(2,102)	(2,875)	(1,655)
Tax benefit (expense) on income	(689)	72	(691)	72
Loss from operations of the Company and its consolidated	(2,340)	(2,030)	(3,566)	(1,583)
subsidiaries
Share in losses of GridSense	(194)	(129)	(60)	--
Share in income (losses) of Paketeria	(1,560)	263	(899)	263
Net loss	(4,094)	(1,896)	(4,525)	(1,320)
Net (income) loss attributable to non-controlling interests	284	(48)	204	96
Net loss attributable to Acorn Energy Inc.	$(3,810)	$(1,944)	$(4,321)	$(1,224)
Basic and diluted earnings per share attributable to Acorn Energy Inc.:
Net loss per share attributable to Acorn Energy Inc. – basic and diluted	$(0.34)	$(0.17)	$(0.37)	$(0.11)
Weighted average number of shares outstanding attributable to Acorn Energy Inc. – basic and diluted	11,285	11,365	11,538	11,186